Exhibit 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.



              FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION



THIS IS TO CERTIFY THAT:

     1. Windsor Woodmont Black Hawk Resort Corp. (the "Corporation") was originally formed under the general laws of the State of Colorado on January 9, 1998 under the name "St. Moritz Black Hawk Resort Corp." By Amendment dated March 13, 1998, the corporate name was changed to "Windsor Woodmont Black Hawk Resort Corp."

     2. The Corporation desires to amend and restate its Articles of Incorporation as currently in effect and such Articles of Incorporation are hereby amended and restated in their entirety as follows:

     FIRST: The name of the Corporation is: Windsor Woodmont Black Hawk Resort Corp.

     SECOND: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be formed under the general laws of the State of Colorado.

     THIRD: In furtherance of the purposes set forth in Article SECOND of these Articles of Amendment and Restatement, the Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado, including, but not limited to, the power to enter into general partnerships, limited partnerships (whether the Corporation be a limited or general partner), joint ventures, syndicated pools, associations and other arrangements for carrying on one or more of the purposes set forth in Article SECOND of these Articles of Amendment and Restatement and in the Colorado Business Corporation Act, jointly or in common with others. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

     FOURTH: The current address of the principal office of the Corporation is 2231 Valdina Street, Dallas, Texas 75207. The name and address of the resident agent of the Corporation in the State of Colorado is The Corporation Company, 1675 Broadway, Denver, Colorado 80202. The resident agent is a corporation located in the State of Colorado. The name and address of the incorporator is Deborah L. Bencik, 190 South LaSalle Street, Chicago, Illinois 60603.

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         FIFTH:

         Section 1.        Authorized Stock.
                           ----------------

         Stock Information:


                 Stock Class      Authorized Shares      Par Value Per Share
                 -----------      -----------------      -------------------

                 Common               10,000,000                $0.01

                 Preferred            1,000,000                 $0.01



     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Colorado, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     Section 2. Issuance/Redemption.
                -------------------

     The Board of Directors may authorize the issuance from time to time of shares of its stock, whether now or hereafter authorized, or securities convertible into shares of its stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable. The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of stock. The Corporation shall not issue any voting securities or other voting interests, including Common Stock, except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. The issuance of any voting securities or other voting interests, including Common Stock, in violation thereof shall be void and such voting securities or other voting interests, including Common Stock, shall be deemed not to be issued and outstanding until (a) the Corporation shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission, or (b) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

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     No voting securities or other voting interests, including Common Stock, issued by the Corporation and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. Any transfer in violation thereof shall be void unless (a) the Corporation shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission, or (b) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

     If the Corporation reasonably believes, or if the trustee (the "Trustee") under the indenture (the "Indenture") governing the Corporation's 13% First Mortgage Notes (the "Notes"), or the holders of a majority of the aggregate principal amount of Notes issued pursuant to the Indenture inform the Company in writing that they believe that a Suitability Problem (as defined herein) exists or is likely to exist because a holder (the "Subject Holder") of voting securities or other voting interests issued by the Corporation (the "Subject Securities") may be deemed unsuitable by the Colorado Limited Gaming Control Commission or any other gaming regulatory agency, the Corporation shall so notify in writing (the "Call Notice") the Subject Holder within five days of (i) determining that a Suitability Problem exists or (ii) receiving written notice from the Trustee or holders of a majority of the aggregate principal amount of the Notes issued pursuant to the Indenture informing the Corporation that they believe a Suitability Problem exists or is likely to exist. The Corporation shall purchase from the Subject Holder, and the Subject Holder shall sell to the Corporation the Subject Securities subject to the terms set forth below. The Call Notice shall specify the basis for the determination that a Suitability Problem exists and shall identify the time period during which the Corporation shall purchase the Subject Securities, which time period shall be no fewer than 30 days nor more than 35 days (the "Call Period") after receipt by the Subject Holder of the Call Notice.

     A Call Notice shall be deemed received by a Subject Holder (i) upon personal delivery, (ii) three business days following deposit with the United States Post Office, by first class registered or certified mail, postage prepaid, (iii) upon sending to the Subject Holder by facsimile or (iv) one business day following service by reputable overnight courier service (charges prepaid).

     Prior to expiration of the Call Period, the Corporation shall purchase the Subject Securities by payment of cash (to the extent permitted by the Indenture) and/or the issuance to the Subject Holder of a Subordinated Note (as defined below). The purchase price, whether the purchase is in the form of cash or a Subordinated Note shall be an amount (the "Purchase Price") equal to the lesser of Fair Market Value (as defined herein) or Book Value (as defined herein) of the Subject Securities on the date the Corporation sends a Call Notice to the Subject Holder. Until the Subject Securities are purchased by the Corporation pursuant to this Section 2, (a) the Corporation shall not be required or permitted to pay any dividend or interest with respect to the Subject Securities, (b) the holder of the Subject Securities shall not be entitled to vote on any matter as the holder of the Subject Securities or other voting interests issued by the Corporation, and the Subject Securities shall not for any purposes be included in the voting securities or other voting interests of the Corporation entitled to vote, and (c) the Corporation shall not pay

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remuneration in any form to the Subject Holder, except in exchange for the
Subject Securities as provided in this Section 2.

     If the Subject Holder disagrees that a Suitability Problem exists, the Subject Holder may request a formal suitability determination by the Colorado Division of Gaming. In the event the Subject Holder chooses to request a formal suitability determination by the Colorado Division of Gaming, the Subject Holder shall (1) notify the Corporation in writing within 5 days of when the Subject Holder received a Call Notice that the Subject Holder wishes to request a formal suitability determination; (2) file within 30 days of when the Subject Holder received a Call Notice a formal request for a suitability determination with the Colorado Division of Gaming, with a copy to the Corporation; (3) pay for all costs, fees, and investigative expenses associated with the suitability determination as they are incurred; and (4) complete and provide to the Colorado Division of Gaming, with copies to the Corporation, all paperwork and other information requested by the Colorado Division of Gaming. In the event the Subject Holder chooses to request a formal suitability determination by the Colorado Gaming Division in order to repurchase the Subject Securities from the Corporation under the provisions of this Section 2, the Corporation shall acquire Subject Securities by issuing the Subject Holder a Subordinated Note equal to the Purchase Price, subject to the provisions of this Section 2. The Subject Holder may not assign, hypothecate, pledge, or otherwise encumber the Subordinated Note in the event the Subject Holder chooses to request a formal suitability determination by the Colorado Gaming Division for the purpose of repurchasing the Subject Securities from the Corporation under the provisions of this Section 2. If the Colorado Division of Gaming and the Colorado Limited Gaming Control Commission determine that the Subject Holder is suitable, the Subordinated Note shall be returned to the Company and canceled and the Corporation shall return to the Subject Holder the Subject Securities, plus all accrued dividends, if any, thereon. The Subject Holder's sole and exclusive remedy to contest the determination by any of the Corporation, the Trustee, or the holders of the Notes issued pursuant to the Indenture that a Suitability Problem exists shall be to request a formal suitability determination with the Colorado Division of Gaming.

     If the Corporation has notified the Subject Holder pursuant to this Section 7 that Corporation intends to purchase the Subject Securities, the Subject Holder may sell, provided the Subject Holder strictly complies with the terms of this Section 7, the Subject Holder's voting securities or voting interests to a Qualified Purchaser (as defined herein). Any sale to a Qualified Purchaser must be completed prior to the purchase date the Corporation has specified in the Call Notice. If the Subject Holder sells the Subject Securities to a Qualified Purchaser, the Subject Holder may not retain any legal, equitable, or beneficial interest in the voting securities or other voting interests.

                                   Definitions

     "Book Value" means, with respect to any voting securities or other voting interests held by any holder as of any date of determination, the sum of (i) the cash such holder invested in the Corporation to purchase such voting securities or other voting interests, if any, plus (ii) the book value (as reflect on the Corporation's most recently prepared financial statements) of the non-cash

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assets contributed to the Corporation, if any, in connection with such holder's purchase of or investment in such voting securities or other voting interests.

     "Fair Market Value" means, with respect to any voting securities or other voting interests held by any holder as of any date of determination, the fair market value of such securities as determined in good faith by the members of the Corporation's Board of Directors who are not affiliated with the Subject Holder.

     "Qualified Purchaser" means an "Accredited Investor" who (a) holds a valid gaming license issued by the Colorado Limited Gaming Control Commission; or (b) has been approved by the Colorado Limited Gaming Control Commission for association with a person licensed by the Colorado Limited Gaming Control Commission. "Accredited Investor" shall mean an investor who is an accredited investor within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

     "Suitability Problem" means any event or circumstance which jeopardizes or may jeopardize the ability of the Corporation to obtain, keep, or renew any gaming license, or exercise any rights or privileges granted by such gaming license, issued by the Colorado Limited Gaming Control Commission or any federal, state, or local gaming regulatory agency necessary to own and operate a casino in Black Hawk, Colorado described in the Offering Memorandum dated March 7, 2000.

     "Subordinated Note" means a promissory noted issued by the Corporation that
(i) matures in 10 years from the date of the Indenture, (ii) provides for the accrual of interest until maturity at a rate not to exceed 8% per annum, compounded annually, (iii) prohibits the payment of interest prior to maturity unless permitted by the Indenture, (iv) prohibits the payment of any principal prior to maturity unless permitted by the Indenture, (v) is subordinated in right of payment to the prior payment in full of cash of all obligations under the Indenture.

     The terms "Suitable", "Suitability", "Unsuitable", and "Unsuitability" shall have those meaning set forth in the Colorado Limited Gaming Control Act of 1991 and in any regulation established by the Colorado Limited Gaming Control Commission or any enactment modifying or superseding the Colorado Limited Gaming Control Act.

     SIXTH: TERMS OF COMMON STOCK

     Section 1. Voting Rights. Each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote on all matters presented for a vote of shareholders. Voting for directors shall not be cumulative.

     Section 2. Number of Shares and Designation. The number of shares of Common Stock may be increased or decreased (but not below the number thereof then outstanding plus the number required to fulfill the Corporation's obligations under certain agreements, options, warrants or similar rights issued by the Corporation), from time to time, without the consent of the holders of Common Stock by the Board of Directors. Except as otherwise specifically stated herein,

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the Common Stock shall have the same rights and privileges as shares of common stock under Colorado law.

     Section 3. Dividends. The holders of Common Stock of the Corporation shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for that purpose (after payment of dividends on any class of Preferred Stock), dividends, payable in cash. The holders of the Common Stock shall be entitled to dividends pro rata as determined by the Board of Directors in its discretion from time to time. This shall also apply to payments to shareholders upon liquidation or dissolution of the Corporation. Each dividend on the shares of Common Stock shall be payable to the holders of record of Common Stock as they appear on the stock records of the Corporation at the close of business on such record dates as shall be fixed by the Board of Directors.

     Section 4. Liquidation. Upon liquidation or dissolution of the Corporation, each issued and outstanding share of Common Stock shall be entitled to participate pro rata in the assets of the Corporation remaining after payment of, or adequate provision for, all known debts and liabilities of the Corporation and preferential amounts to which holders of any shares ranking prior to the Common Stock in the distribution of assets shall be entitled to upon liquidation or dissolution and after such payment of debts, liabilities and preferential amounts.

     Section 5. Common Stock to be Retired. All shares of Common Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued Common Stock of such class of the Corporation.

     Section 6. Record Holders. The Corporation and the Board of Directors may deem and treat the record holder of any shares of Common Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Board of Directors shall be affected by any notice to the contrary.

     Section 7. Transfer Restrictions. No shareholder shall be permitted to transfer any shares of Common Stock unless and until all necessary approvals, if any, by the Colorado Limited Gaming Control Commission and the Director of the Colorado Gaming Division for such transfer shall have been obtained. The Corporation may require any shareholder proposing to transfer Common Stock to provide evidence satisfactory to the Corporation that either no such approvals are required for the proposed transfer or any such approvals have been obtained.

     SEVENTH: TERMS OF PREFERRED STOCK

     Section 1. Designations and Amount. 29,000 shares of the Corporation's Preferred Stock are hereby designated as the "Series A Preferred Stock." The original issue price of the Series A Preferred Stock shall be $100.00 per share (the "Series A Original Issue Price"). 30,000 shares of the Corporation's Preferred Stock are hereby designated as the "Series B Preferred Stock." The original issue price of the Series B Preferred Stock shall be $100.00 per share (the "Series B Original Issue Price").

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     Section 2. Ranking. The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation and dissolution of the Corporation rank senior to all classes of Common Stock of the Corporation and to each other class of Preferred Stock, other than the Series B Preferred Stock. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation and dissolution of the Corporation rank senior to all classes of Common Stock of the Corporation and to each other class of Preferred Stock.

     Section 3. Voting Rights. The holders of shares of Series A Preferred Stock and Series B Preferred Stock shall have no voting rights, except as required by non-waivable provisions of Colorado law.

     Section 4. Dividends. (a) Subject to the approval rights granted to the holders of the Series B Preferred Stock set forth in Section 7(b)(iv) of this Article SEVENTH, the holders of the outstanding shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor (after payment of dividends on the Series B Preferred Stock in accordance with Section 4(b) of this Article SEVENTH, but before payment of dividends on the Common Stock in accordance with Section 3 of Article SIXTH and before payment of dividends on any other class of Preferred Stock, other than the Series B Preferred Stock), dividends on the Series A Preferred Stock, which shall accrue on a cumulative basis at a rate per annum equal to 11% of the Series A Original Issue Price. All such dividends shall be cumulative, whether or not earned or declared, on a daily basis from the date such shares are originally issued (the "Series A Issue Date"), and will be payable upon redemption, or at the option of the Corporation, annually in arrears. In the event the shares are not redeemed by the Corporation within three years of the Series A Issue Date, dividends on the Series A Preferred Stock shall accrue at a rate per annum equal to 11% of the Series A Original Issue Price, plus, without duplication, an amount equal to all accumulated and unpaid dividends thereon, if any, to but excluding the redemption date, compounded annually.

     (b) The holders of the outstanding shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor (before payment of dividends on the Common Stock in accordance with Section 3 of Article SIXTH and before payment of dividends on any other class of Preferred Stock, including the Series A Preferred Stock), dividends on the Series B Preferred Stock, which shall accrue on a cumulative basis at a rate per annum equal to 7% of the Series B Original Issue Price. All such dividends shall be cumulative, whether or not earned or declared, and shall be compounded on a quarterly basis from the date such shares are originally issued (the "Series B Issue Date"), and will be payable upon redemption, or at the option of the Corporation, annually in arrears. The holders of the Series B Preferred Stock shall be entitled to receive such dividends prior to and in preference to any declaration or payment of any cash dividends on any other class of Preferred Stock, including the Series A Preferred Stock, or the Common Stock.

     Section 5. Liquidation Preference. Upon the liquidation, dissolution or winding-up of the Corporation, holders of Series A Preferred Stock shall be entitled to payment of, out of the assets of the Corporation available for distribution to stockholders (after payment in full to the holders of the Series

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B Preferred Stock in accordance with the next sentence but before payment in full to the holders of the Common Stock in accordance with Section 4 of Article SIXTH), the Series A Original Issue Price, plus, without duplication, an amount equal to all accumulated and unpaid dividends thereon, if any, to but excluding the date fixed for liquidation or dissolution, before any payment is made on any Common Stock. Upon the liquidation, dissolution or winding-up of the Corporation, holders of Series B Preferred Stock shall be entitled to payment of, out of the assets of the Corporation available for distribution to stockholders (before payment in full to the holders of the Common Stock in accordance with Section 4 of Article SIXTH and before payment in full of the Series A Preferred Stock in accordance with the previous sentence), the Series B Original Issue Price plus, without duplication, an amount equal to all accumulated and unpaid dividends thereon, if any, to but excluding the date fixed for liquidation or dissolution, before any payment is made on any Common Stock or any other series of Preferred Stock, including the Series A Preferred Stock.

     Section 6. Redemption by the Corporation. (a) On and after the later of (i) the one year anniversary of the date the Corporation's Notes are paid in full (whether at maturity or pursuant to repurchase or redemption), and (ii) the one year anniversary of the date the Corporation's Second Mortgage Notes to be issued to Hyatt Gaming Management, Inc. are paid in full (whether at maturity or pursuant to repurchase or redemption), which date shall not be later than March 15, 2011, the Corporation shall, upon the request of any holder thereof, be required to redeem (subject to the legal availability of funds therefor) all of such holder's outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Original Issue Price, plus, without duplication an amount equal to all accumulated and unpaid dividends, if any, to but excluding the redemption date. On March 15, 2015, the Corporation shall, upon the request of any holder, be required to redeem (subject to the legal availability of funds therefor) all of such holder's outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Original Issue Price, plus, without duplication an amount equal to all accumulated and unpaid dividends, if any, to but excluding the redemption date.

     (b) Subject to the approval rights granted to the holders of the Series B Preferred Stock set forth in Section 7(b)(iii) of this Article SEVENTH, the Series A Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at a price equal to the Series A Original Issue Price plus, without duplication, an amount equal to all accumulated and unpaid dividends, if any, to but excluding the redemption date, at any time, in whole or from time to time in part, at the option of the Corporation at any time upon no fewer than 30 days nor more than 35 days prior written notice to all holders of record of the Series A Preferred Stock. The Series B Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at a price equal to the Series B Original Issue Price plus, without duplication, an amount equal to all accumulated and unpaid dividends, if any, to but excluding the redemption date, at any time, in whole or from time to time in part, at the option of the Corporation at any time upon no fewer than 30 days nor more than 35 days prior written notice to all holders of record of the Series B Preferred Stock. The notice required to be given by the Corporation to the holders of the Series A Preferred Stock and the Series B Preferred Stock in this Section 6(b) shall herein be referred to as the Redemption Notice. A Redemption Notice shall be deemed received (i) upon

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personal delivery, (ii) three business days following deposit with the United
States Post Office, by first class registered or certified mail, postage prepaid, (iii) upon sending to the holder by facsimile or (iv) one business day following service by reputable overnight courier service (charges prepaid).

     If notice has been mailed as provided above and on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been segregated and irrevocably set apart by the Company, in trust for the pro rata benefit of the holders of the shares so called for redemption, then on and after the redemption date, unless the Corporation defaults in the payment of the redemption price, dividends on the shares of the Series A Preferred Stock or Series B Preferred Stock, as applicable, so called for redemption shall cease to accumulate and all rights of the holders of such shares with respect to such shares shall terminate except for the right to receive from the Company the redemption amount. In the event of partial redemption of Series A Preferred Stock or Series B Preferred Stock, as applicable, the shares to be redeemed will be determined pro rata or by lot, as determined by the Corporation, provided that the Corporation may redeem such shares held by a holder of fewer than 100 shares (or shares held by holders who would hold fewer than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

     Section 7. Approval Rights. (a) So long as any shares of Series A Preferred Stock are outstanding, the Corporation may not, without the written approval of by the holders of two-thirds of the shares of Series A Preferred Stock then outstanding, voting as a separate class:

                    (i) increase the total number of authorized shares of Series
               A Preferred Stock; or

                    (ii) authorize or issue any other equity security having a preference over, or being on parity with, the Series A Preferred Stock with respect to dividend rights, rights of redemption or rights upon the liquidation, dissolution or winding up of the Corporation;

               (b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation may not, without the written approval of by the holders of a majority of the shares of Series B Preferred Stock then outstanding, voting as a separate class:

                    (i) increase the total number of authorized shares of Series
               B Preferred Stock;

                    (ii) authorize or issue any other equity security having a preference over, or being on parity with, the Series B Preferred Stock with respect to dividend rights, rights of redemption or rights upon the liquidation, dissolution or winding up of the Corporation;

                    (iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of the Corporation's common or preferred equity (other than (i) the Series B Preferred Stock, (ii) mandatory

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               redemptions, or redemptions pursuant to applicable gaming laws and (iii) the repurchase, redemption or other acquisition of the Common Stock held by any member of the Corporation's management, provided, that the aggregate purchase price paid for all such repurchased, redeemed or acquired Common Stock held by members of the Corporation's management shall not exceed $150,000 in any 12-month period);

                    (iv) declare or pay any dividends on or declare or make any other distributions, direct or indirect, on any shares of the Common Stock or any Preferred Stock (other than a dividend or distribution on the Series B Preferred Stock), or set apart any sum for any such purpose;

                    (v) amend or repeal the Corporation's Articles of
               Incorporation or Bylaws;

                    (vi) enter into an agreement relating to a merger,
               acquisition, joint venture or consolidation or the sale of any of the Corporation's material assets outside the ordinary course of business;

                    (vii) enter into any transactions with affiliates;

                    (viii) enter into a new line of business after the Series B
               Issue Date; and

                    (ix) approve the liquidation, dissolution or winding-up of the Corporation.

     Section 8. Preferred Stock to be Retired. All shares of Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued Preferred Stock of such class of the Corporation.

     Section 9. Record Holders. The Corporation and the Board of Directors may deem and treat the record holder of any shares of Preferred Stock, as applicable, as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Board of Directors shall be affected by any notice to the contrary.

     Section 10. Transfer Restrictions. No shareholder shall be permitted to transfer any shares of Preferred Stock unless and until (i) all necessary approvals, if any, by the Colorado Limited Gaming Control Commission and the Director of the Colorado Gaming Division for such transfer shall have been obtained, and (ii) the Corporation has consented to such transfer, such consent not to be unreasonably withheld. The Corporation may require any shareholder proposing to transfer Preferred Stock to provide evidence satisfactory to the Corporation that either no such approvals are required for the proposed transfer or any such approvals have been obtained.

     EIGHTH: The Corporation shall have perpetual existence.

     NINTH: DIRECTORS AND OFFICERS; AFFILIATE TRANSACTIONS

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     (a) The number of directors of the Corporation shall be fixed from time to time in accordance with the Bylaws of the Corporation, but such number shall in no case be less than two nor more than fifteen; nor shall such number ever be less than the minimum number required by the Colorado Business Corporation Act. A director shall serve until the next annual meeting of the shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal. Any vacancy on the Board of Directors shall be filled by appointment by the remaining directors then serving. Any director so appointed by the remaining directors to fill a vacancy shall serve until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal.

     (b) The qualifications of directors and officers to serve is at all times subject to approval by the Colorado Limited Gaming Control Commission. Directors and officers are subject to the jurisdiction of the Commission and may be investigated by the Colorado Division of Gaming. Directors and officers may not serve if found to be unsuitable, at any time, by the Colorado Limited Gaming Control Commission. Any director or officer who is not found to be suitable by the Colorado Limited Gaming Control Commission within 17 months from the date of the closing of the Corporations offering of the Notes shall be removed.

     (c) Any proposed transaction or contract between the Corporation and any of its Affiliates (each an "Affiliate Transaction") shall require the approval of a majority of the directors of the Corporation who are then disinterested directors of the Corporation. For purposes of this Article NINTH, the term "Affiliate" shall include any person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, the Corporation.

     TENTH: The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the contract rights, as expressly set forth in this charter, of any outstanding shares of stock. All rights and powers conferred by the charter of the Corporation on shareholders, directors and officers are granted subject to this reservation. The Board of Directors reserves the power to adopt, alter and repeal the Bylaws of the Corporation after the organizational meeting of the Board of Directors.

     ELEVENTH: Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter.

     TWELFTH:

     Section 1. Limitation on Liability of Directors. No director shall be personally liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of such

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director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 7-108-403 of the Colorado Business Corporation Act, or (iv) for any transaction from which the director directly or indirectly derived an improper personal benefit. If the Colorado Business Corporation Act hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent provided or permitted by the Colorado Business Corporation Act, as so amended. Any repeal or modification of this Section 1 of Article TWELFTH shall not adversely affect any right or protection of a director under this Section 1 of Article TWELFTH, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Section 1 of Article TWELFTH, prior to such repeal or modification.

     Section 2. Limitation on Tort Liability of Directors and Officers. No director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation. The protection afforded in this Section 2 of Article TWELFTH shall not restrict other common-law protections and rights that a director or officer may have.

     Section 3. Indemnification. The Corporation shall indemnify to the full extent permitted by the laws of the State of Colorado as from time to time in effect any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by the Colorado Business Corporation Act. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Section 3 of Article TWELFTH. The indemnification provided by this Section 3 of Article TWELFTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Amendment and Restatement, any bylaw, agreement, vote of shareholders or disinterested directors, statute or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Section 3 of Article TWELFTH shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the shareholders may determine in a specific instance or by resolution of general application.

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


Neither the amendment nor repeal of this Section 3 of Article TWELFTH, nor the adoption of any provision of these Articles of Amendment and Restatement or Bylaws or of any statute inconsistent with this Section 3 of Article TWELFTH, shall eliminate or reduce the effect of this Section 3 of Article TWELFTH, in respect of any acts or omissions prior to such amendment, repeal or adoption of any inconsistent provision.

     THIRTEENTH: Meetings of the shareholders may be held at such places, within or without the State of Colorado, as may be designated by or in the manner provided in the Bylaws of the Corporation. The books of the Corporation may be kept (subject to the provisions of any law or regulation) outside the State of Colorado at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                    * * * * *

     1. These Articles of Amendment and Restatement have been revised by the Board of Directors of the Corporation and have been approved by the shareholders of the Corporation.

     2. The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                                    * * * * *

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     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ____ day of March, 2000.



                                   WINDSOR WOODMONT BLACK HAWK RESORT CORP.

                                   By:  __________________________________
                                        President


     ATTEST:


     -----------------------------
     Secretary



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



                   CONSENT TO APPOINTMENT OF REGISTERED AGENT



To the Secretary of State,
State of Colorado



     The undersigned does hereby voluntarily consent to serve as the registered agent for the attached entity. The undersigned knows and understands the duties of a registered agent in the State of Colorado.



Signed on ______________, 2000





                                    THE CORPORATION COMPANY


                                    By: ________________________________



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